UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or Organization)	84-0685613 (I.R.S. Employer Identification No.)

20525 Nordhoff Street, Suite 200 Chatsworth, California (Address of Principal Executive Offices)	91311 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.     ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(b) of the Act: Preferred Stock Purchase Rights
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
AMENDMENT NO. 1 TO FORM 8-A
This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission on November 3, 2005 by Image Entertainment, Inc., a Delaware corporation (the “Company”), as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
On March 29, 2007, the Company announced that it has entered into an Agreement and Plan of Merger, dated as of March 29, 2007 (the “Merger Agreement”), among BTP Acquisition Company, LLC, a Delaware limited liability company (“Parent”), IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.
Immediately prior to the execution of the Merger Agreement, the Company and Computershare Trust Company, N.A., a Delaware corporation, as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated as of October 31, 2005 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement or the support agreements referenced in the Rights Agreement Amendment (the “Support Agreements”), nor the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the Support Agreements, will trigger the provisions of the Rights Agreement.
In particular, the Rights Agreement Amendment provides the following: (i) none of Parent, Merger Sub, nor any of their respective affiliates or associates, shall be deemed to be an Acquiring Person, (ii) none of Section 11(a)(ii) Event, Section 13 Event, Distribution Date, nor Share Acquisition Date (as each such term as defined in the Rights Agreement) shall be deemed to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in any such case by reason of (a) the announcement of the Merger, (b) the approval, execution or delivery of the Merger Agreement or any amendments thereof, (c) the execution and delivery of the Support Agreements or any amendments thereof, (d) the commencement or, the consummation of, any of the transactions contemplated by the Merger Agreement, including the Merger or (e) the commencement or, the consummation of, any of the transactions contemplated by the Support Agreements.
The Rights Agreement Amendment also redefines the term “Expiration Date” to include the time immediately prior to the effective time of the Merger.
The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is filed as an exhibit hereto, and is incorporated herein by reference.
Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 2. Exhibits.

Exhibit
No.	Description
4.1	Amendment No. 1, dated as of March 29, 2007, to the Rights Agreement dated as of October 31, 2005 between Image Entertainment, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 2, 2007).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 2, 2007

IMAGE ENTERTAINMENT, INC.
By:	/s/ Dennis Hohn Cho
Dennis Hohn Cho
Corporate Secretary

EXHIBIT INDEX

Exhibit
No.	Description
4.1	Amendment No. 1, dated as of March 29, 2007, to the Rights Agreement dated as of October 31, 2005 between Image Entertainment, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 2, 2007).

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